Exhibit 5.1

February 1, 2021

Cuentas Inc.

19 W. Flagler Street, Suite 902

Miami, FL 33130

Re:	Registration Statement of Cuentas Inc.

Ladies and Gentlemen:

We have acted as counsel to Cuentas Inc., a Florida corporation (the “Company”), in connection with the filing by the Company with the U.S. Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “462(b) Registration Statement”) for the purpose of registering with the Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”), the sale by the Company of additional (i) units (each a “Unit”) consisting of up to an aggregate of $2,000,000 of shares of common stock (each a “Unit Share”) and warrants to purchase up to an aggregate of $2,000,000 of shares of common stock (each a “Public Warrant” and each share of common stock issuable upon exercise of a Public Warrant, a “Public Warrant Share”); (ii) up to an aggregate of $300,000 of shares of common stock and/or warrants to purchase up to an aggregate of $300,000 of shares of common stock to cover over-allotments (as applicable, each an “Over-Allotment Share” or “Over-Allotment Warrant” and each share of common stock issuable upon exercise of an Over-Allotment Warrant, an “Over-Allotment Warrant Share”); and (iii) warrants to purchase up to $230,000 of share of common stock (each a “Representative Warrant” and each share of common stock issuable upon exercise of an Representative Warrant, an “Representative Warrant Share”) to be issued to Maxim Group LLC (the “Representative”) pursuant to an underwriting agreement to be entered into by and between the Company and the Representative (the “Underwriting Agreement”). The Units, Unit Shares, Public Warrant, Public Warrant Shares, Over-Allotment Shares, Over-Allotment Warrants, Over-Allotment Warrant Shares, Representative Warrant and Representative Warrant Shares are collectively referred to as the “Securities;” the Public Warrant Shares, Over-Allotment Warrant Shares and Representative Warrant Shares are collectively referred to as the “Warrant Shares;” and the Public Warrants, Over-Allotment Warrants and Representative Warrants are collectively referred to as the “Warrants”. The 462(b) Registration Statement relates to the Company’s Registration Statement on Form S-1, as amended (File No. 333-249690) (the “Registration Statement”), initially filed by the Company with the Commission on October 28, 2020 and declared effective by the Commission on February 1, 2021.

In connection with this opinion, we have examined instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinion hereinafter expressed including (1) the Registration Statement and 462(b) Registration Statement, including the exhibits thereto, (2) the Company’s Articles of Incorporation, as amended to date, (3) the Company’s Bylaws, (4) certain resolutions of the Board of Directors of the Company and (5) such other documents, corporate records, and instruments as we have deemed necessary for purposes of rendering the opinions set forth herein. As to certain factual matters, we have relied upon certificates of the officers of the Company and have not sought to independently verify such matters. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) the Registration Statement and 462(b) Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act; (e) the Warrants have been exercised in accordance with their respective terms (including the payment of the exercise price specified therein); and (f) all Securities will be issued and sold in compliance with applicable Federal and state securities laws and in the manner stated in the Registration Statement and 462(b) Registration Statement.

Based upon and subject to the foregoing, we are of the opinion that (i) Units. When the 462(b) Registration Statement becomes effective under the Securities Act, and when the Offering is completed as contemplated by the 462(b) Registration Statement, the Units will be legally binding obligations of the Company, enforceable in accordance with their terms, except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (d) that we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the warrant agreement and (ii) Warrants. The Warrants, when executed and delivered by the Company in accordance with and in the manner described in the 462(b) Registration Statement and the Underwriting Agreement, will be legally binding obligations of the Company enforceable in accordance with their terms, except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants; and (e) we have assumed the Exercise Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of the Common Stock.

We express no opinion as to the laws of any jurisdiction, other than the laws of the State of New York and the Federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP
Ellenoff Grossman & Schole LLP